EXHIBIT 99.1

700 LOUISIANA STREET SUITE 4300 HOUSTON, TEXAS 77002	FAX: 713 225-6475 TELEPHONE: 713 570-3200

PRESS RELEASE

Pioneer Announces the
Resignation of Gary Rosenthal as a Director

     Houston, Texas (November 16, 2004) — Pioneer Companies, Inc. [OTC: PONR] today reported that Gary R. Rosenthal has resigned as a director of the Company. Mr. Rosenthal’s service as a member of the Board of Directors began with the conclusion of the Company’s bankruptcy proceedings on December 31, 2001.

     David N. Weinstein, Pioneer’s Chairman, stated, “We regret that Gary Rosenthal has resigned from the board. Gary’s leadership and guidance have been an important part of the turnaround at Pioneer. His work with Pioneer has included innumerable contributions instrumental in enhancing our management, governance, balance sheet and operations, and he has helped Pioneer navigate difficult moments and market conditions and emerge with a strengthened mission and better prospects for the future.”

     Pioneer, based in Houston, manufactures chlorine, caustic soda, bleach, hydrochloric acid and related products used in a variety of applications, including water treatment, plastics, pulp and paper, detergents, agricultural chemicals, pharmaceuticals and medical disinfectants. Pioneer owns and operates four chlor-alkali plants and several downstream manufacturing facilities in North America.

     Certain statements in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements relate to matters that are not historical facts. Such statements involve risks and uncertainties. Actual outcomes may vary materially from those indicated by the forward-looking statements.

Contact: Gary Pittman (713) 570-3200